EXHIBIT 10.2

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

This FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made and entered into as of March 29, 2010, by and between VIF/ZKS NORRIS TECH CENTER, LLC, a Delaware limited liability company (“Landlord”), and GIGA-TRONICS INCORPORATED, a California corporation (“Tenant”).

R E C I T A L S:

           A.           WHEREAS, Landlord’s predecessor-in-interest and Tenant, entered into that certain Office Lease Agreement dated as of July 22, 2005 (“Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord Suite 100 consisting of approximately 47,397 rentable square feet of space located at 4600 Norris Canyon Road, San Ramon, California (“Building”); and

           B.           WHEREAS, Landlord and Tenant now desire to amend the Lease in accordance with the terms hereof, upon the terms and conditions set forth in the Lease, as amended hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Recitals.  The foregoing recitals are incorporated herein by this reference.

2.           Defined Terms.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

3.           Effective Date.  This Amendment shall be effective upon the date hereof (“Effective Date”).

4.           Extension of Term.  The Term currently expires on December 31, 2011.  As of the Effective Date, and notwithstanding the current expiration date of the Term, the Term shall be extended for an additional eighty-one (81) months (“First Renewal Term”), commencing on April 1, 2010 (“First Renewal Term Commencement Date”) and expiring on December 31, 2016.  During the First Renewal Term, all of the terms and provisions of the Lease, as amended by this Amendment, shall be in full force and effect and shall be applied in the same manner as such terms and provisions were applied during the original term of the Lease.

5.           Base Rent.  As of the First Renewal Term Commencement Date, the Base Rent per month for the Premises shall be as follows:

Period	Base Rent Per Square Foot Per Month/NNN	Monthly Base Rent for the Premises
1 – 3	$0.00	$0.00
4 – 15	$1.00	$47,397.00
16 – 27	$1.04	$49,292.88
28 – 39	$1.08	$51,188.76
40 – 51	$1.12	$53,084.64
52 – 63	$1.16	$54,980.52
64 – 75	$1.20	$56,876.40
76 – 81	$1.24	$58,772.28

           6.           Renewal Term Alterations.

           (a)           Provided Tenant is not in default beyond any applicable notice and cure period, Landlord agrees to contribute the sum of Two Hundred Sixty Eight Thousand Seven Hundred Forty and No/100 Dollars ($268,740.00) (the “Renewal Term Allowance”) toward the cost of performing certain improvements in the Premises (“Renewal Term Alterations”).  Tenant shall construct the Renewal Term Alterations in accordance with the terms of the Lease, as amended hereby.  The Renewal Term Allowance may only be used for hard construction costs (including paint and carpet within the Premises), architectural fees, general contractor fees, construction management fees, engineering fees, building permit fees, data cabling and technology infrastructure, building signage (pursuant to Section 10 below), security and the payment of an oversight and coordination fee to Landlord pursuant to the terms of the Lease.  In no event shall the Renewal Term Allowance be used for the purchase of equipment (not including technology infrastructure as referenced above), furniture or other items of personal property of Tenant.  Tenant shall obtain Landlord’s consent to the Renewal Term Alterations prior to submitting the same to the City.  Tenant shall deliver to Landlord, prior to submitting to the City, copies of all working drawings and plans for Landlord’s review and approval.  The Renewal Term Allowance shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performed the Renewal Term Alterations, within 30 days following receipt by Landlord of: (1) receipted bills covering all labor and materials expended and used in the Renewal Term Alterations; (2) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Renewal Term Alterations; and (5) the certification of Tenant and its architect that the Renewal Term Alterations have been  installed in a good and workmanlike manner in accordance with the approved plans and the Lease, as amended hereby, and in accordance with applicable laws, codes and ordinances.  The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Renewal Term Allowance during the continuance of a default under the Lease beyond any applicable notice or cure period, as amended hereby, and Landlord's obligation to disburse shall only resume when and if such default is cured.  The Renewal Term Alterations shall be considered Alterations as defined in the Lease, except that, even if the Renewal Term Alterations are Cosmetic Alterations, Landlord’s prior reasonable approval shall be required.

           (b)           Tenant shall not be entitled to any unused portion of the Renewal Term Allowance, except as set forth in the following sentence.  If the cost of the Renewal Term Alterations are less than the Renewal Term Allowance (or if the Tenant chooses not to perform any Renewal Term Alterations), Tenant, provided it is not in default under the Lease beyond any applicable notice and cure period, as amended hereby, shall be entitled to apply up to Ninety Seven Thousand Seven Hundred Ninety Four and No/100 Dollars ($97,794.00) of the Renewal Term Allowance as a credit against Base Rent and Additional Rent due under the Lease, as amended hereby, for the First Renewal Term, starting with the thirty-ninth (39th) month of the First Renewal Term by providing Landlord with written notice, at least thirty (30) days in advance of the date that Tenant desires for such credit to be applied (and specifying the months for which such credit should be applied).

           (c)           This Section 6 shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease, as amended hereby or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the First Renewal Term, whether by any options under the Lease, as amended hereby or otherwise, unless expressly so provided in the Lease, as amended hereby, or any amendment or supplement to the Lease, as amended hereby.

           (d)           If Landlord fails to fulfill its obligation to disburse the Renewal Term Allowance in accordance with the terms of Section 6(a) above, to the extent Tenant is actually entitled to the same pursuant to the requirements above, and such failure is not cured within thirty (30) days after written notice from Tenant, then as Tenant’s sole and exclusive remedy, Tenant shall have the right to offset any unpaid portions of the Renewal Term Allowance that Tenant is actually entitled to pursuant to Section 6(a) against Tenant’s obligation for Rent next coming due under the Lease, as amended hereby, until such time as the amount offset against Rent equals the amount of the Renewal Term Allowance that Tenant was entitled to but did not receive; provided, however, that if Landlord disputes, in writing, that Tenant is entitled to the portion of the Renewal Term Allowance so claimed by Tenant, then Tenant shall not have the right to offset such amount against Rent until the same is resolved by mutual agreement of the parties or adjudicated by a court of competent jurisdiction.

           7.           Security Deposit.  Landlord currently holds a Security Deposit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00).  Upon the First Renewal Term Commencement Date, and so long as no default has occurred, Landlord shall apply the amount of Forty One Thousand Two Hundred Twenty Seven and 72/100 Dollars ($41,227.72) from the Security Deposit to the payment of Base Rent for the month of July 2010 so that the Security Deposit will equal Fifty Eight Thousand Seven Hundred Seventy Two and 28/100 ($58,772.28) after such application.

           8.           Lease Termination Right.

           (a)           Subject to the limitations set forth in this Section 8, Tenant shall have the right, to be exercised only one time, to either: (i) terminate this Lease in its entirety or (ii) terminate this Lease with respect to the Termination Premises only (as depicted on the Demising Plan attached hereto as Exhibit “A”), and in either case, the termination cannot occur until after the last day of the thirty-eighth (38th) month of the First Renewal Term (“Termination Date”).  In the event Tenant elects to exercise its option to terminate this Lease as provided hereunder (the “Termination Right”), Tenant shall provide Landlord with an irrevocable written notice of its election to terminate this Lease (“Termination Notice”) with no less than two hundred seventy (270) days prior written notice from the Termination Date, which notice shall state Tenant's intention to terminate this Lease in accordance with this Section 8(a) and specifying whether such Termination Right is with respect to the entire Lease or as to the Termination Premises (and which such notice shall refer to said section).  If Tenant fails to make an election in the Termination Notice (as to whether Tenant has exercised the Termination Right with respect to the entire Lease or as to the Termination Premises, then Tenant shall be deemed to have elected to terminate this Lease as with respect to the Termination Premises only.

           (b)           For Tenant’s notice to be effective, Tenant must deliver to Landlord, concurrently with the delivery of the Termination Notice, the Lease Termination Fee (as hereinafter defined) and if Tenant fails to deliver the Lease Termination Fee as and when required hereunder, then Tenant shall have irrevocably waived its right to exercise the Termination Right.  The “Lease Termination Fee” shall mean an amount equal to: (i) the unamortized portion of the Renewal Term Allowance disbursed by Landlord or offset against Rent by Tenant pursuant to Section 6(d) above; (ii) the unamortized amount of real estate leasing commissions paid to any broker (and any unpaid amounts owed to any broker) by Landlord in connection with the negotiation and execution of this Amendment; (iii) the amount of Base Rent that would have been payable by Tenant for the Premises under this Amendment for the four and one-half (4.5) month period after the Termination Date; and (iv) the difference in Base Rent that Tenant would have paid under the Lease through the natural expiration date of the Lease (i.e. December 31, 2011) and the Base Rent that Tenant is paying hereunder through December 31, 2011, together with interest on the items set forth in subclauses (i) and (ii) only at a rate of eight percent (8%) per annum, compounded monthly.  If Tenant terminates this Lease with respect to the Termination Premises only, then the Lease Termination Fee shall be determined as set forth above, but prorated based on the number of square feet in the Termination Premises.  The amortization period shall be the First Renewal Term (less any period of abated Base Rent).

           (c)           In addition, if Tenant terminates this Lease with respect to the Termination Premises only, then in addition to the Lease Termination Fee, Tenant shall be solely responsible for all costs incurred by Landlord to demise the Premises (“Demising Work”), which shall include, but shall not be limited to, the following: (i) demising wall construction; (ii) splitting of the HVAC system; (iii) new metering for electrical; (iv) fire and safety requirements (i.e. sprinkler adjustment, alarms and alarm panels); (v) seismic upgrade of ceiling system in the Termination Premises and/or Surrender Premises (if required by the City of San Ramon); (vi) ADA and/or code upgrades in the Termination Premises, Surrender Premises and/or common areas (if required by the City of San Ramon) (it being understood that if the ADA and/or code compliance issues are inside the Premises, then Tenant shall perform such improvements as may be required to satisfy such code compliance issues and if the code compliance issues are outside of the Premises, then Landlord shall perform such improvements as may be required to satisfy such code compliance issues and Tenant shall reimburse Landlord for the cost thereof (together with the construction management fee); (vii) new shipping access for Remaining Premises (as depicted on Exhibit “A” attached hereto) (if required by Tenant); (viii) new building entry to the Termination Premises (using materials substantially similar to those in the Building); (ix) architectural fees; (x) a construction management fee to Landlord (in the amounts set forth in Section 9.03 of the Lease); and (xi) building permit fees and all other City and agency related fees.  If Tenant exercises the Termination Notice with respect to the Termination Premises only, Landlord shall bid the Demising Work to three (3) reputable general contractors selected by Landlord and shall select one of the contractors to perform the Demising Work.  Tenant shall, within thirty (30) days after written request from Landlord, together with evidence of the estimated cost of the Demising Work as prepared by the contractor, escrow with an escrow company mutually acceptable to Landlord and Tenant the estimated amount of the Demising Work.  Landlord shall have the right, from time to time, to draw down from the escrow to pay for the Demising Work.  If the cost of the Demising Work exceeds the amount of the escrow, then Tenant shall replenish the escrow within thirty (30) days after written request from Landlord.  If Landlord completes the Demising Work and there are funds remaining in the escrow, the same shall be returned to Tenant.

           (d)           Exhibit “A” attached hereto generally depicts the demising of the Termination Premises and Remaining Premises.  The exact location of the demising wall will need to be determined when the Demising Work is being completed, based on the then applicable laws.  Upon the completion of the Demising Work, Landlord shall, at Tenant’s expense, cause the rentable square footage of the Remaining Premises to be verified by an architect selected by Landlord using the guidelines for such measurements specified in the American National Standard Institute Publication ANSI Z65.1-1996 as adopted by the Building Owners and Managers Association (the “BOMA Standard”).  The Base Rental, Tenant’s Pro Rata Share, the number of parking spaces allocated to Tenant under Exhibit G of the Lease, and any other matters in the Lease determined by the rentable square footage of the Premises shall be adjusted accordingly and Landlord and Tenant shall enter into an amendment to the Lease documenting the same.

           (e)           Tenant shall have no right to exercise this Termination Right and the same shall be null and void and irrevocably waived by Tenant if Tenant is in default under the Lease beyond any applicable notice or cure period, as amended hereby, as of the date of the Termination Notice or as of the Termination Date or if Tenant fails to comply with and perform each and every condition and obligation specified in this Section 8 at the time and in the manner provided herein after expiration of any applicable notice or cure period.  In the event Tenant properly exercises its Termination Right, this Lease shall terminate on the Termination Date, in its entirety, if Tenant exercised the Termination Right with respect to the entirety of the Lease or as to the Termination Premises only if Tenant exercised the Termination Right with respect to the Termination Premises.

           9.           Renewal Option.

           (a)           Subject to the terms of this Section 9 and provided that no uncured default has occurred beyond any applicable notice and cure period, Tenant shall have one (1) option to extend (“Second Renewal Option”) the Term for sixty (60) months commencing upon the expiration of the First Renewal Term (“Second Renewal Term”).  In the event Tenant elects to exercise its option to extend the Term by the Second Renewal Term, as provided hereunder, Tenant shall provide Landlord irrevocable written notice of such election, no earlier than three hundred sixty five (365) days and no later than two hundred seventy (270) days prior to the then-existing expiration date of the Term of this Lease.  Except for Base Rent, the terms and conditions of the Lease, as amended hereby, during the Second Renewal Term shall be identical to the terms and conditions of the Lease, as amended hereby.

                      (i) Base Rent for the Second Renewal Term shall be adjusted to one hundred percent (100%) of the fair market rental value (“FMV”) for comparable properties and comparable uses in San Ramon and Pleasanton, as of the commencement of the Second Renewal Term, as such FMV is determined as set forth herein.    Landlord shall give Tenant writing notice of its determination of FMV.  If Tenant fails to accept or dispute Landlord’s determination of FMV within ten (10) business days after Landlords delivery of written notice with Landlord’s determination of the FMV, then Tenant shall be deemed to have waived the Second Renewal Option. If Tenant disputes Landlord’s determination of FMV, Tenant shall so notify Landlord within ten (10) business days following Landlord’s notice to Tenant of Landlord’s determination and, in such case, the FMV shall be determined as follows:

                      (ii)           Within thirty (30) days following Tenant’s notice to Landlord that it disputes Landlord’s determination of the FMV, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to agree upon the FMV.

                      (iii)           If within this 30-day period Landlord and Tenant cannot reach agreement as to the FMV, they shall each select one appraiser to determine the FMV.  Each such appraiser shall arrive at a determination of the FMV and submit his or her conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described in (a) above.

                      (iv)           If only one appraisal is submitted within the requisite time period, it shall be deemed to be the FMV.  If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten percent (10%) of the higher of the two, the average of the two shall be the FMV.  If the two appraisals differ by more than ten percent (10%) of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the FMV and submit such determination to Landlord and Tenant.  This third appraisal will then be averaged with the closer of the previous two appraisals and the result shall be the FMV.

                      (v)           All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising office, research and development and industrial properties in the San Ramon/Pleasanton area.  Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

           (b)           No later than thirty (30) days prior to the commencement of the Second Renewal Term, Tenant shall deposit with Landlord an amount, that when taken together with the Security Deposit, equals the Base Rent due for the last month of the Second Renewal Term.

           (c)           Notwithstanding anything to the contrary set forth herein, Tenant shall have no right to exercise the Second Renewal Option (or if the Renewal Option has been exercised, but the following conditions are not satisfied, then the exercise of the Second Renewal Option shall be void) if: (i) there has been any materially adverse change in the financial condition of the Tenant, as of the Effective Date, or (ii) if the net worth (determined in accordance with generally accepted accounting principles consistently applied) of the Tenant at the time it desires to exercise the Second Renewal Option or as of the commencement date of the Renewal Term is less than the net worth (as so determined) of Tenant as of the Effective Date.  Tenant shall be required, as a condition precedent to the Second Renewal Option being validly exercised, to provide evidence (which shall be reasonably acceptable to Landlord) that the foregoing conditions have been satisfied.

           (d)           Notwithstanding anything to the contrary contained herein, the Renewal Option is personal to Giga-tronics Incorporated, a California corporation or its successor by Permitted Transfer pursuant to Section 11.04 of the Lease, shall be exercisable only by Giga-tronics Incorporated, a California corporation or its successor by Permitted Transfer pursuant to Section 11.04 of the Lease, and may not be assigned or exercised by any other successor, assignee, sublessee or transferee of Giga-tronics Incorporated, a California corporation’s interest in the Lease, nor may it be exercised if any portion of the Premises is sublet, other than to an Affiliate or if Giga-tronics Incorporated, a California corporation or its successor by Permitted Transfer pursuant to Section 11.04 of the Lease, is not occupying at least seventy-five (75%) of the Premises. As used herein, Giga-tronics Incorporated, a California corporation, includes any Affiliate that becomes the Tenant under the Lease pursuant to Section 11.04 of the Lease.

           (e)           Tenant agrees and acknowledges that notwithstanding anything to the contrary set forth in the Lease, Tenant has no options to renew or extend the Term other than as set forth in this Section 9.

           10.           Monument Signage.  So long as (i) Tenant is not in default under the terms of the Lease, beyond any applicable notice and cure period; (ii) Tenant has not abandoned the Premises; (iii) Tenant has not assigned the Lease to an entity other than an Affiliate of Tenant that becomes the Tenant under the Lease pursuant to Section 11.04 of the Lease, in addition the existing signage rights afforded to Tenant under the Lease, and (iv) subject to receipt by Tenant of all applicable permits and approvals (including those required under any covenants, conditions and restrictions encumbering the Property) Tenant shall have the right during the term of the Lease, as amended hereby, to have its name placed on the outside of the Building in a location mutually acceptable to Landlord and Tenant (the “Building Sign”). Following installation of Tenant's Building Sign, Tenant shall be liable for all costs related to the maintenance and, if applicable, illumination of the Building Sign.  The Building Sign shall comply with all Laws and is be subject to any covenants, conditions and restrictions encumbering the Property.  Tenant shall be solely responsible for the costs in connection with the design, fabrication and installation of the Building Sign.  Tenant must obtain Landlord's written consent to any proposed signage and lettering prior to its fabrication and installation.  Landlord reserves the right to withhold consent to any sign that, in the reasonable judgment of Landlord, is not harmonious with the design standards of the Building.  To obtain Landlord's consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents) any provisions for illumination.  Tenant shall be responsible for the cost of removal of the Building Sign and to repair any damage resulting from the installation or removal upon the earliest to occur of: (i) termination or expiration of the Lease, as amended hereby; (ii) the abandonment of the Premises by Tenant; or (iii) the assignment of the Lease, as amended hereby, to an entity other than an Affiliate of Tenant that becomes the Tenant under the Lease pursuant to Section 11.04 of the Lease.  If Tenant exercises its Termination Right with respect to the Termination Premises only, then Tenant shall, not later than the Termination Date, remove the Building Sign and repair any damage from the installation and removal thereof.

           11.           Right of First Offer.

(a)           Subject to the current renewal or expansion options of the tenants in the ROFO Premises (as hereinafter defined) (“Prior Rights”), Tenant shall have the right, from time to time, during the term of the Lease, as amended hereby, to lease up to twenty thousand (20,000) square feet of space on the second floor of the Building as such space becomes available for lease to the general marketplace, but subject to a space configuration which is reasonably acceptable to Landlord, taking into consideration access, cost and the leasability of the remnant space (in each instance, the “ROFO Premises”).  Landlord shall provide Tenant written notice, from time to time (in each instance, “ROFO Initial Notice”): (i) describing the ROFO Premises that will become available (as Landlord determines such space is becoming available); (ii) stating Landlord’s non-binding estimated delivery date of the ROFO Premises; and (iii) the terms on which Landlord would lease such ROFO Premises to Tenant (“ROFO Terms”).  The ROFO Terms must be at equal to FMV.

(b)           Tenant shall have the right (“ROFO”), to be exercised within ten (10) business days of the ROFO Initial Notice (“ROFO Notice”), or waived if not so exercised, to provide written notice to Landlord to elect to lease the ROFO Premises on the ROFO Terms.  If Tenant exercises the ROFO, Landlord and Tenant shall enter into an agreement documenting and incorporating the ROFO Terms (the “ROFO Amendment”) within ten (10) business days after the ROFO Notice.

(c)           If Tenant fails to deliver the ROFO Notice as and when required above or if Landlord and Tenant fail to enter into the ROFO Amendment, Landlord shall then be free to offer the ROFO Premises and negotiate a lease therefor with any other party, and Tenant shall have no further right to lease the space which is the subject of the ROFO Initial Notice; provided, however, that if the terms of the lease for the ROFO Premises with the other party are materially more favorable than those given to Tenant in the original ROFO Notice, then Landlord must give Tenant a new ROFO Notice reflecting the more favorable terms and thereafter the terms of this Section 11 shall apply (including the timing of Tenant exercising the ROFO).  The right to lease the space by Tenant hereunder shall apply only to the entire space described in the ROFO Initial Notice.

           (d)           Notwithstanding anything to the contrary contained herein, the ROFO is personal to Giga-tronics Incorporated, a California corporation or its successor by Permitted Transfer pursuant to Section 11.04 of the Lease, shall be exercisable only by Giga-tronics Incorporated, a California corporation or its successor by Permitted Transfer pursuant to Section 11.04 of the Lease, and may not be assigned or exercised by any other successor, assignee, sublessee or transferee of Giga-tronics Incorporated, a California corporation’s interest in the Lease, nor may it be exercised if any portion of the Premises is sublet, other than to an Affiliate or if Giga-tronics Incorporated, a California corporation or its successor by Permitted Transfer pursuant to Section 11.04 of the Lease, is not occupying at least seventy-five (75%) of the Premises. As used herein, Giga-tronics Incorporated, a California corporation, includes any Affiliate that becomes the Tenant under the Lease pursuant to Section 11.04 of the Lease.

           12.           As-Is.  Tenant agrees and acknowledges that the Premises remain acceptable for Tenant's use and Tenant acknowledges that neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant's use upon which Tenant has relied directly or indirectly for any purpose.  Tenant accepts the Premises in an “AS IS” condition.  Tenant shall be responsible for any and all code compliance issues that are triggered as a result of the Renewal Term Improvements (it being understood that if the code compliance issues are inside the Premises, then Tenant shall perform such improvements as may be required to satisfy such code compliance issues and if the code compliance issues are outside of the Premises, then Landlord shall perform such improvements as may be required to satisfy such code compliance issues and deduct the cost thereof (together with the construction management fee) from the Renewal Term Allowance). Except as expressly provided to the contrary in the Lease, as amended hereby, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with the Lease as amended hereby or the ownership, construction, maintenance, operation or repair of the Premises.

13.           Brokers.  Tenant warrants that it has had no dealings with any real estate broker or agent other than Colliers International, on behalf of Landlord and Jones Lang LaSalle Americas, Inc., on behalf of Tenant, whose commissions shall be payable by Landlord pursuant to a separate written agreement.  If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including attorneys' fees and costs.  Landlord warrants that it has had no dealings with any real estate broker or agent other than Colliers International, on behalf of Landlord and Jones Lang LaSalle Americas, Inc., on behalf of Tenant, whose commissions shall be payable by Landlord pursuant to a separate written agreement.  If Landlord has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Landlord shall be solely responsible for the payment of any fee due said person or firm and Landlord shall hold Tenant free and harmless against any liability in respect thereto, including attorneys' fees and costs.

14.           Tenant's Representations and Warranties.  Tenant hereby represents and warrants to Landlord that the Lease as amended hereby constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with their terms, and Tenant has no defenses, offsets or counterclaims with respect to its obligations thereunder.  Tenant also represents and warrants that there is no existing Default on the part of the Landlord or the Tenant in any of the terms and conditions of the Lease and no event has occurred which, with the passing of time or giving of notice or both, would constitute a Default under the Lease by Landlord or Tenant.

15.           Express Changes Only.  Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect, and shall be incorporated herein.

16.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument.  The execution of facsimiles or electronic copies of this  Amendment shall be binding on the parties hereto.

              17.           Entire Agreement.  Other than the Lease, there are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party, or by any agent, employee, or other representative of either party, pertaining to the subject matter of this Amendment which have not been incorporated into this Amendment.  This Amendment shall not be modified, changed, terminated, amended, superseded, waived, or extended except by a written instrument executed by the parties hereto.

18.           Attorneys' Fees.  In the event that either party hereto brings any action or files any proceedings in connection with the enforcement of its respective rights under this Amendment or as a consequence of any breach by the other party hereto of its obligations hereunder, the prevailing party in such action or proceeding shall be entitled to have all of its attorneys' fees and out-of-pocket expenditures paid by the losing party.

[SIGNATURE PAGE ATTACHED]

This Amendment is executed by the parties hereto as of the date first written above.

LANDLORD:	VIF/ZKS NORRIS TECH CENTER, LLC,
a Delaware limited liability company

	By:	Stephens RE San Ramon I, LLC,
a California limited liability company,
its Member

By: /s/ Jonathan Winslow
Name: Jonathan Winslow
Its: Manager

TENANT:	GIGA-TRONICS INCORPORATED,
a California corporation
By: /s/ John R. Regazzi
Name: John R. Regazzi
Its: CEO